Exhibit 99.1

Investor Contact:	Erinn Murphy, Crocs, Inc.
(303) 848-7005
emurphy@crocs.com

PR Contact:	Melissa Layton, Crocs, Inc.
(303) 848-7885
mlayton@crocs.com

Crocs, Inc. Appoints EVP and CFO Anne Mehlman to EVP & President of Crocs Brand;
Announces Planned Retirement of EVP & President Michelle Poole
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BROOMFIELD, COLORADO — February 1, 2024 — Crocs, Inc. (NASDAQ: CROX), a global leader in innovative casual footwear for all, today announced that Michelle Poole, 55, EVP & President of the Crocs Brand, has decided to retire. To ensure a seamless transition, she will remain in her current role through early May and will serve in an advisory capacity until early 2025. In keeping with Crocs, Inc. succession planning, current EVP & Chief Financial Officer Anne Mehlman will be promoted to EVP & President of the Crocs Brand. Until her replacement is named, Ms. Mehlman will continue to serve as Chief Financial Officer of the company. Crocs, Inc. has launched a comprehensive search for a new Chief Financial Officer.

“It is with my utmost appreciation to share that Michelle Poole, EVP & President of the Crocs Brand, has announced her decision to retire after a distinguished 32-year career. Over the last decade at Crocs, Michelle’s leadership across merchandising, product, design, marketing, and in her role as President has been fundamental to eclipsing the $3 billion brand revenue mark,” said Andrew Rees, Chief Executive Officer of Crocs, Inc. “Michelle will have a lasting imprint on our brand and in our organization, and I wish her all the best in her retirement.”

Michelle Poole added, “I am incredibly grateful to have been part of this extraordinary, decade-long, journey of the Crocs Brand transformation in partnership with an immensely talented global team. While it is hard to step away, I know this is the right time for me and my family. I am committed to ensuring a smooth leadership transition upon my retirement, and as I pass the baton to Anne, I have the highest confidence that we have the right leadership team in place to continue the Crocs Brand’s momentum.”

Chief Executive Officer, Andrew Rees added, “Building a strong talent bench is one of our strategic imperatives. Anne has been an important thought partner over the last five years in her current capacity as Chief Financial Officer and I have no doubt that her strategic abilities, commercial acumen, and deep knowledge of the Crocs Brand will set us up well for our next chapter of growth.”

“I am so grateful to Michelle for her partnership and mentorship over the years and I am thrilled to step into this new role at such an exciting time for the Crocs Brand,” said Anne Mehlman, incoming EVP & President of Crocs Brand and current EVP and Chief Financial Officer. “I am looking forward to working closely with our best-in-class product, marketing, and global commercial teams as we continue to drive our mission of ‘everyone comfortable in their own shoes.’”

Anne Mehlman has over 20 years of global financial and operational experience, having re-joined Crocs, Inc. in 2018 as Executive Vice President and Chief Financial Officer. Ms. Mehlman had previously worked at Crocs, Inc. as Vice President of Corporate Finance from 2011-2016. After leaving Crocs in 2016, she served as the Chief Financial Officer of Zappos.com, the ecommerce retailer owned by Amazon. She also held various financial roles at RSC Equipment Rental (now United Rentals), Corporate Express (now Staples) and Lockheed Martin. Ms. Mehlman serves on the board of Joann, Inc (NASDAQ: JOAN). She received her Bachelor’s degree from the University of Colorado at Colorado Springs.

The company is maintaining its preliminary 2024 outlook that it first provided on January 8, 2024 at the ICR Xchange Conference. It expects to report fiscal 2023 fourth-quarter and full-year results on Thursday, February 15, 2024 before the market opens. A separate press release has been issued this morning with more details.

About Crocs, Inc.:

Crocs, Inc. (Nasdaq: CROX), headquartered in Broomfield, Colorado, is a world leader in innovative casual footwear for all, combining comfort and style with a value that consumers know and love. The Company's brands include Crocs and HEYDUDE, and its products are sold in more than 85 countries through wholesale and direct-to-consumer channels. For more information on Crocs, Inc. visit investors.crocs.com. To learn more about our brands, visit www.crocs.com or www.heydude.com. Individuals can also visit https://investors.crocs.com/news-and-events/ and follow both Crocs and HEYDUDE on their social platforms.

Forward Looking Statements

This press release includes statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

These include statements regarding future outlook. These statements involve known and unknown risks, uncertainties, and other factors, which may cause our actual results, performance, or achievements to be materially different from any future results, performances, or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include factors described in our most recent Annual Report on Form 10-K under the heading “Risk Factors” and our subsequent filings with the Securities and Exchange Commission. Readers are encouraged to review that section and all other disclosures appearing in our filings with the Securities and Exchange Commission.

Category: Investors
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